UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2021 (August 19, 2021)

City Office REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36409	98-1141883
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

666 Burrard Street, Suite 3210, Vancouver, British Columbia,	V6C 2X8
(Address of principal executive offices)	(Zip Code)

(604) 806-3366

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Ticker Symbols:	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	CIO	New York Stock Exchange
6.625% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share	CIO.PrA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 19, 2021, CIO Sorrento Mesa Holdings, LLC and CIO 5910 Pacific Center, LLC, subsidiaries of City Office REIT, Inc. (the “Company”), entered into that certain Agreement of Purchase and Sale and Joint Escrow Instructions (the “North PSA”) with a buyer (the “North Buyer”). Pursuant to the terms of the North PSA, CIO Sorrento Mesa Holdings, LLC and CIO 5910 Pacific Center, LLC agreed to sell and North Buyer agreed to purchase those certain buildings consisting of 10390 Pacific Center Court, 10394 Pacific Center Court, 10398 Pacific Center Court, 10421 Pacific Center Court, 10445 Pacific Center Court and 5910 Pacific Center Boulevard (the “North Disposition”). The sale price of the North Disposition is $395 million and is scheduled to close in December 2021. The North Buyer has made a cash deposit of $20 million.

Also on August 19, 2021, CIO SM Land Holdings, LLC and CIO 9985 Pacific Heights, LLC, subsidiaries of the Company, entered into that certain Agreement of Purchase and Sale and Joint Escrow Instructions (the “South PSA” and, together with the North PSA, the “Agreements”) with a buyer (the “South Buyer”). Pursuant to the terms of the South PSA, CIO SM Land Holdings, LLC and CIO 9985 Pacific Heights, LLC agreed to sell and South Buyer agreed to purchase those certain buildings consisting of 5975 Pacific Mesa Court and 9985 Pacific Heights Boulevard (the “South Disposition”). The sale price of the South Disposition is $181 million and is scheduled to close in February 2023. The South Buyer has made a cash deposit of $9 million.

The North Disposition and the South Disposition are both located in the Sorrento Mesa submarket of San Diego, California. The transactions are expected to generate aggregate net proceeds, after estimated closing and transaction costs, of approximately $546 million. The properties to be sold are unencumbered by debt. The Agreements contain various covenants, representations and warranties from the respective parties. There is no assurance, however, that the transactions will close in the timeframe contemplated or on the terms anticipated, if at all. The Company has the ability to accelerate either closing date with forty-five (45) days prior written notice thereof.

The preceding description of the Agreements is qualified in its entirety by reference to the text of the Agreements, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and are incorporated herein by reference into this Item 1.01.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1*	Agreement of Purchase and Sale and Joint Escrow Instructions, dated August 19, 2021, by and among CIO Sorrento Mesa Holdings, LLC, CIO 5910 Pacific Center, LLC and North Buyer.

10.2*	Agreement of Purchase and Sale and Joint Escrow Instructions, dated August 19, 2021, by and among CIO SM Land Holdings, LLC, CIO 9985 Pacific Heights, LLC and South Buyer.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Pursuant to Item 601(b)(2) of Regulation S-K, certain portions of this exhibit (indicated by asterisks) have been omitted. City Office REIT, Inc. agrees to furnish an unredacted copy of this exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITY OFFICE REIT, INC.

Date: August 20, 2021	By:	/s/ Anthony Maretic
	Name:	Anthony Maretic
	Title:	Chief Financial Officer, Secretary and Treasurer